                                                                      EXHIBIT 12

                                                                    May 27, 1998


Nuveen Flagship Multistate Trust II                         Nuveen Flagship Multistate Trust II
333 West Wacker Drive                                       333 West Wacker Drive
Chicago, IL  60606                                          Chicago, IL  60606

Nuveen Flagship New Jersey Intermediate                     Nuveen Flagship New Jersey
Municipal Bond Fund                                         Municipal Bond Fund
333 West Wacker Drive                                       333 West Wacker Drive
Chicago, IL  60606                                          Chicago, IL  60606


Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences of the proposed reorganization ("Reorganization") of Nuveen Flagship New Jersey Intermediate Municipal Bond Fund ("Acquired Fund"), a separate portfolio of Nuveen Flagship Multistate Trust II, a Massachusetts business trust ("Trust") into Nuveen Flagship New Jersey Municipal Bond Fund ("Acquiring Fund"), also a separate portfolio of the Trust. The Reorganization contemplates the acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange for voting shares of beneficial interest ("shares") of the Acquiring Fund and the assumption of the Acquired Fund's liabilities. Thereafter, the shares of the Acquiring Fund will be distributed to the shareholders of the Acquired Fund and the Acquired Fund will be completely liquidated and terminated. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of April 25, 1998 (the "Plan"), entered into by the Trust, on behalf of the Acquired Fund and the Acquiring Fund.

         In rendering this opinion, we have reviewed and relied upon statements made to us by certain of your officers. We have also examined certificates of such officers and such other agreements, documents, and corporate records that have been made available to us and such other matters as we have deemed relevant for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 2


submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

         Our opinion is based, in part, on the assumption that the proposed Reorganization described herein will occur in accordance with the agreements and the facts and representations set forth or referred to in this opinion letter, and that such facts and representations are accurate as of the date hereof and will be accurate on the effective date of the Reorganization (the "Effective Time"). As more fully discussed below, we have also assumed in issuing our opinion that the shareholders of the Acquired Fund do not have any plan or intention to dispose of a certain number of the Acquiring Fund shares received by them in the Reorganization. We have undertaken no independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

         For the purposes indicated above, and based upon the facts, assumptions and conditions as set forth herein, and the representations made to us by duly authorized officers on behalf of the Acquired Fund and the Acquiring Fund in a letter dated May 27, 1998, it is our opinion that:

               1. The acquisition by the Acquiring Fund of substantially all the assets of the Acquired Fund in exchange solely for Acquiring Fund voting shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, followed by the distribution by the Acquired Fund of the Acquiring Fund shares to the shareholders of the Acquired Fund in exchange for their Acquired Fund shares in complete liquidation of the Acquired Fund, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Acquiring Fund and, the Acquired Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

               2. The Acquired Fund shareholders will recognize no gain or loss upon the exchange of all of their Acquired Fund shares for Acquiring Fund shares in complete liquidation of the Acquired Fund (Code Section 354(a)(1));

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 3


               3. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all its assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Acquired Fund's liabilities, if any, and with respect to the subsequent distribution of those Acquiring Fund shares to the Acquired Fund shareholders in complete liquidation of the Acquired Fund (Code Section 361);

               4. No gain or loss will be recognized by the Acquiring Fund upon the acquisition of substantially all the Acquired Fund's assets in exchange solely for Acquiring Fund shares and the assumption of the Acquired Fund's liabilities, if any (Code Section 1032(a));

               5. The basis of the assets acquired by the Acquiring Fund will be, in each instance, the same as the basis of those assets immediately before the transfer when such assets were held by the Acquired Fund, and the holding period of such assets acquired by the Acquiring Fund will include the holding period thereof when such assets were held by the Acquired Fund (Code Sections 362(b) and 1223(2));

               6. The basis of the Acquiring Fund shares to be received by the Acquired Fund shareholders upon liquidation of the Acquired Fund will be, in each instance, the same as the basis of the Acquired Fund shares surrendered in exchange therefor (Code Section 358(a)(1)); and

               7. The holding period of the Acquiring Fund shares to be received by the Acquired Fund shareholders will include the period during which the Acquired Fund shares to be surrendered in exchange therefor were held, provided such Acquired Fund shares were held as capital assets by those shareholders on the date of the exchange (Code Section 1223(1)).

                                      FACTS

         Our opinion is based upon the above referenced representations and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 4


         The Acquired Fund has been registered and operated since it commenced operations as a series of an open-end, management investment company under the Investment Company Act of 1940, 15 U.S.C. Section 80a, et seq. (the "1940 Act"). The Acquired Fund has qualified and will qualify as a regulated investment company under Section 851 of the Code for each of its taxable years, and has distributed and will distribute all or substantially all its income so that it and its shareholders have been and will be taxed in accordance with Section 852 of the Code.

         The Acquiring Fund is registered, has operated, and will continue to operate as a series of an open-end, management investment company under the 1940 Act. It has qualified as a regulated investment company under Section 851 of the Code for each of its taxable years and anticipates so qualifying for all future years, and has distributed and will distribute all or substantially all its income so that it and its shareholders will be taxed in accordance with Section 852 of the Code.

         Upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the following will occur: (a) the Acquiring Fund will acquire substantially all the assets of the Acquired Fund in exchange for the Acquiring Fund's assumption of substantially all the liabilities of the Acquired Fund and the issuance of Acquiring Fund shares to the Acquired Fund;
(b) the Acquiring Fund shares will be distributed to the shareholders of the Acquired Fund in exchange for their Acquired Fund shares; and (c) the Acquired Fund will be dissolved and liquidated. The assets of the Acquired Fund to be acquired by the Acquiring Fund consist primarily of bonds whose interest is exempt from federal income taxation, cash and other securities held in the Acquired Fund's portfolio.

         As soon as practicable after the Effective Time, the Acquired Fund will be liquidated and will distribute the newly issued Acquiring Fund shares it receives pro rata to its shareholders of record in exchange for such shareholders' interests in the Acquired Fund. The liquidation and distribution will be accomplished by opening accounts on the books of the Acquiring Fund in the names of the shareholders of the Acquired Fund (on a class by class basis) and transferring to those shareholder accounts the pro rata number of Acquiring Fund shares of each respective class as was previously credited to the Acquired Fund on the books.

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 5


         As a result of the Reorganization, every shareholder of the Acquired Fund will own Acquiring Fund shares that would have an aggregate per share net asset value immediately after the Effective Time equal to the aggregate per share net asset value of that shareholder's Acquired Fund shares immediately prior to the Effective Time. Since the Acquiring Fund shares issued to the shareholders of the Acquired Fund will be issued at net asset value in exchange for the net assets of the Acquired Fund having a value equal to the aggregate per share net asset value of those Acquiring Fund shares so issued, the net asset value of the Acquiring Fund shares should remain virtually unchanged by the Reorganization.

         The investment objectives of the Acquiring Fund will be substantially similar to those of the Acquired Fund and the Acquiring Fund will continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund's historic assets in its business.

         The management of the Acquired Fund has represented to us that, to the best of their knowledge, there is no current plan or intention on the part of any Acquired Fund shareholders to sell, exchange, or otherwise dispose of a number of Acquiring Fund shares received in the Reorganization that would reduce the ownership by shareholders of the Acquired Fund to a number of shares of Acquiring Fund having a value, as of the Effective Time, of less than 50 percent of all the formerly outstanding shares of the Acquired Fund as of the same time. In issuing our opinion, we have assumed that there is, in fact, no such plan or intention. If such assumption were inaccurate, it could adversely affect the opinions contained herein.

         In approving the Reorganization, the Board of Trustees of the Trust identified certain benefits that are likely to result from combining the funds, including administrative and operating efficiencies and greater portfolio diversity. The Board also considered the possible risks and costs of combining the funds and determined that the Reorganization is likely to provide benefits to the shareholders of the fund that outweigh the costs incurred.

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 6

                             CONCLUSION

         Based on the foregoing, it is our opinion that the acquisition by the Acquiring Fund, pursuant to the Plan, of substantially all the assets and liabilities of the Acquired Fund in exchange for voting shares of the Acquiring Fund will qualify as a reorganization under Code Section 368(a)(1)(C).

         Our opinions set forth above with respect to (1) the nonrecognition of gain or loss to the Acquired Fund and the Acquiring Fund, (2) the basis and holding period of the assets received by the Acquiring Fund, (3) the nonrecognition of gain or loss to the Acquired Fund shareholders upon the receipt of the Acquiring Fund shares, and (4) the basis and holding period of the Acquiring Fund shares received by the Acquired Fund shareholders, follow as a matter of law from the opinion that the acquisition under the Plan will qualify as a reorganization under Code Section 368(a)(1)(C).

         The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the position of the Internal Revenue Service (the "Service") reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein.

         Our opinions are limited to those federal income tax issues specifically considered herein and are addressed to and are only for the benefit of the Acquired Fund, the Trust, and the Acquiring Fund. We do not express any opinion as to any other federal income tax issues, or any state or local law issues, arising from the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

VEDDER PRICE

Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Municipal Bond Fund
Nuveen Flagship Multistate Trust II
Nuveen Flagship New Jersey Intermediate Municipal Bond Fund
May 27, 1998
Page 7

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the captions "Proposal No. 1 - The Proposed Reorganization - Certain Federal Income Tax Consequences" and "Legal Matters" in the Prospectus/Proxy Statement contained in such Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                               Very truly yours,



                                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ